Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-275004, 333-285018, 333-287209, and 333-288662), (No. 333-280091) on Form S-8, and (No, 333-288662) on Form S-3 of our reports dated February 16, 2026, with respect to the consolidated financial statements of Waystar Holding Corp. and the effectiveness of internal control over financial reporting.

Indianapolis, Indiana	/s/ KPMG LLP
February 16, 2026